Exhibit 16.1

June 5, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Skyline Champion Corporation dated June 5, 2018, as contained in the third sentence of the first paragraph of Item 4.01 and the third, fourth and fifth paragraphs of Item 4.01, and are in agreement with those statements.

Sincerely,

/s/ Crowe Horwath LLP

South Bend, Indiana